Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

November 28, 2012

FOR IMMEDIATE RELEASE

Investor contact:    Robert Goocher 812-491-4080 or rgoocher@vectren.com
Media contact:    Chase Kelley 812-491-4128 or kckelley@vectren.com

Vectren Utility Holdings Prices $125 Million of Senior Unsecured Notes
Evansville, Indiana - Vectren Corporation (NYSE: VVC) today announced that on Nov. 28, 2012, its subsidiary, Vectren Utility Holdings, Inc., (VUHI) priced $125 million of its senior unsecured notes to be issued in two tranches of 15 and 30 years. The notes were sold to various institutional investors through the private placement market. VUHI will be issuing $45 million of 3.20 percent Series A senior notes due June 5, 2028 and $80 million of 4.25 percent Series B senior notes due June 5, 2043. The proceeds received from the issuance of the senior notes will be used to refinance existing indebtedness that matures or is callable in 2013 and for general corporate purposes. Subject to the satisfaction of customary closing conditions, the notes will be issued on or about June 5, 2013.
"We are pleased at the level of investor interest in our offering and to have been able to execute these new debt issues to refinance existing long-term debt to support our utility operations at very attractive interest rates," said Jerome A. Benkert, Jr., Vectren's executive vice president and CFO.
The VUHI senior notes will not be registered under the Securities Act of 1933 or any state securities laws. These senior notes will not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933 and any state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit www.vectren.com.